Exhibit 4.9

DocuSign Envelope ID: F2433B8D-F685-4271-9758-20FACDAB1A62

Office Licensing Agreement

Licensor
CL Asset Management LLC
287 Park Avenue South, Suite 217,
New York, NY 10010
Tele: 646-791-4660
Email: lpreception@cl-grp.com
Contact Name: Community Manager

Agreement Date	03/25/2024

Licensee				
Name: Chanson International				
Type	☐	Individual	☑	Company
Contact Name: Oscar Li				
Address:				
156 E 78th, New York, NY 10075				
Tele: [*]				
Email: [*]				

Type	
☑ Office Room	☐ Co-working Desk
Term	
Start Date 04/01/2024	End Date 03/31/2025
☐ Month to Month Basis	☑ Fixed Period

Office Rate Details (exclude tax and services)

Office Number	x People	N/A	N/A	N/A	Monthly Price
336	4	N/A	N/A	N/A	$2,400.00
				Total Monthly Price	$2,400.00
				Key Fob Activation Fee	$800.00
Refundable Service Retainer	$4,800.00				

Premises Shall mean the certain space in 287 Park Avenue South, New York, NY 10010
Building shall mean the property located in 287 Park Avenue South, New York, NY 10010
AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules , except that Licensor and Licensee may assert claims in small claims court and Licensor and Licensee may pursue court actions to remove Licensee, or prevent Licensee's removal, from the Building if Licensor does not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. Licensor and Licensee acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. Licensor and Licensee agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

Service Retainer, the first month's rent and Key Fob Activation Fee are required to be paid upon the execution of the Agreement.
This Agreement shall only become effective upon payment of the full Service Retainer, the first month's rent and Key Fob Activation Fee.

I accept the attached Terms and Conditions and Building Rules (including Services and Fees Guide)

Signature

Name:	Gang Li	on behalf of	Chanson International
Signed on	DocuSigned by: [signature] C607F10A436B40F...	Date	3/25/2024

Terms and Conditions

1. Use of the Premises. Licensee must only use the accommodation for office business purposes. Licensee may not carry on a business that competes with Licensor’s business of providing serviced offices and flexible working. Licensee may not use Licensor’s name (or that of Licensor’s affiliates) in any way in connection with Licensee’s business. Licensee is only permitted to use the address of the Premises as Licensee’s registered office address if it is permitted by both law and if Licensor have given Licensee prior written consent (given the administration there is an additional fee chargeable for this service). If Licensor decides that a request for any particular service is excessive, Licensor reserves the right to charge an additional fee.

2. Renewal and Cancellation. All agreements will renew automatically for successive periods equal to the current term until brought to an end by you or us. All periods shall run to the last day of the month in which they would otherwise expire. If you do not wish for an agreement to renew. Then you can cancel it easily with effect from the end date stated in the Agreement or at the end of any extension or renewal period by giving Licensor prior notice The notice periods required are as follows:

Term	Notice Period
Month-to-Month	no less than 1 month’s notice from the 1st day of any calendar month
3 months	no less than 2 months’ notice prior to the end of the term
More than 3 months	no less than 3 months’ notice prior to the end of the term

Licensor may elect not to renew an agreement. If so, Licensor will inform Licensee by email in accordance with the same notice periods specified above.

3. Indexation. If an agreement, including month to month agreements, continues for more than 12 months, Licensor will increase the monthly fee on each anniversary of the start date in line with the local Consumer Price Index. If there is a negative Index rate, rates will not be decreased.

4. Termination by Licensor. To the maximum extent permitted by applicable law, the Licensor may terminate this agreement immediately, by giving the Licensee notice and without need to follow any additional procedure if (a) the Licensee becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they fall due, or (b) the Licensee is in breach on of its monetary obligations which the Licensee has failed to remedy within three (3) days following the receipt of the notice from Licensor, or (c) the Licensee is in breach on of its non-monetary obligations which cannot be cured or which the Licensor has given the Licensee notice to cure and which the Licensee has failed to cure within fourteen (14) days of that notice, or (c) its conduct, or that of someone at the Premises with its permission or invitation, is incompatible with ordinary office use and (i) such conduct is repeated despite the Licensee having been given a warning or (ii) such conduct is material enough (in Licensor’s opinion) to warrant immediate termination. If the Licensor terminates this agreement for any of these reasons, it does not put an end to any outstanding obligations, including additional services used, requested or required under the agreement and the monthly office fee for the remainder of the period for which this agreement would have lasted if the Licensor had not ended it.

5. In the event that the Licensor is permanently unable to provide the services in such floor and there is no other available office spaces within this Building, then this Agreement will end fifteen (15) days upon the receipt of the notice from Licensor to Licensee and the Licensee will only have to pay monthly fees up to the date it ends and for the additional services the Licensee has used.

6. Surrender of the Premises. At the expiration of the Lease Term or earlier termination of the License, Licensee shall vacate the Premises and surrender possession of the Premises to Licensor in in the same condition as it was when the Licensee took it. The Licensor will charge an office restoration service fee at $4.00 per square footage to cover normal cleaning and testing and to return the accommodation(s) to its original state. The Licensor reserves the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If the Licensee leaves any property in the Premises, Licensor may dispose of it at the Licensee’s cost in any way the Licensor chooses without owing the Licensee any responsibility for it or any proceeds of sale.

7. Relocation right within the building.

7.1 Notice. Both parties shall have the right to relocate the Premises to a similar space (including, not limiting to similar size and similar condition) with at least fifteen (15) days’ written notice of Licensor’s intention to relocate the Premises (“Relocation Notice”).

7.2 Frequency. Relocation rights shall not be exercised more than two (2) times during the License Term.

7.3 Fees. Upon the Licensee’s departure or if the Licensee, at its option, chooses to relocate to different rooms within the Premises, Licensee shall vacate the Premises as specified in Section 6 of Terms and Conditions.

7.5 Amendment. The parties shall immediately execute an amendment to this License stating the relocation of the Premises and the change of Rate, if any.

7.6 Termination. Both parties shall have the right to reject the relocation by providing written notice of their decision within fifteen (15) days from receiving the Relocation Notice (“Rejection Notice”). If one party chooses to reject the relocation, the other party may opt to end this License by giving written notice of termination at any point within sixty (60) days after receiving the Rejection Notice (“Termination Notice”). In the event of such termination, any fees, including the Rate and other charges, will be prorated, and settled from the date of termination. The termination will take effect fifteen (15) days following the receipt of the Termination Notice.

8. Holdover. If, after the expiration or earlier termination of the License Term, Licensee remains in possession of the Premises without Licensor’s express written consent, Licensee shall become a licensee at sufferance only, upon all of the provisions of this Licensee (except as to Term and Rate), but the monthly office fee payable by Licensee shall be increased to one hundred fifty percent (150%) of the monthly office fee payable by Licensee at the expiration of the Term, prorated on a daily basis. Acceptance by Licensor of rental after such expiration or earlier termination shall not result in a renewal or extension of this License. In addition, and without limiting Licensor’s rights under this Lease, at law or in equity, Licensee shall be liable to Licensor for any actual and/or consequential damages which Licensor may incur as a result of such holdover.

9. Assignment. This Agreement shall not be assigned or transferred to anyone else without prior written consent from Licensor unless such transfer is required by law. Licensor shall not unreasonably withhold its consent to assignment to an affiliate if Licensee executes the standard form of assignment. Licensor may transfer any agreement and any and all amounts payable by Licensor under an agreement to any other member of Licensor’s group.

10. Notice. All notices shall be sent to the mailing address or email address located in the front page of this Agreement.

11. Confidentiality. The terms of this agreement are confidential. Neither the Licensor nor the Licensee must disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues for a period of 3 years after this agreement ends.

12. Governing Law. This Agreement is to be governed under the laws located in the State of New York.

13. Time is of the essence. Time is of the essence as to the performance by the Licensee and all covenants, terms and provisions of this Agreement.

14. Severability. If any provision of this Agreement or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

15. Entire Agreement. This Agreement contains all the terms agreed to by the parties relating to its subject matter including any attachments or addendums. This Agreement replaces all previous discussions, understandings, and oral agreements. The Licensor and Licensee agree to the terms and conditions and shall be bound until the end of the Lease Term.

16. Additional Terms and Conditions.

The Licensor reserves the right to make other reasonable changes and will provide prompt written notice from time to time in order to promote a good office working environment amongst the licensees.

Building Rules

I. Services and Operating Standards.

1. Service Availability. Services provided by Licensor will be available during standard business opening hours. Internet access and phone lines are also available after hours and weekends.

2. Heating and Air-Conditioning (HVAC). Where HVAC is provided in the building and on the floor, it will be available during business hours. Any out of hours requests for additional HVAC may incur a fee. Please speak to Community Manager for more information.

3. Mail Acceptance Policy.

3.1 Licensor will not accept any items exceeding 4.5 kg (10 lbs.) in weight, 46 cm (18”) in any dimension, 0.03 cubic meters (1 cubic foot) in volume or if it contains any dangerous, live or perishable goods and Licensor shall be entitled in Licensor’s absolute discretion to return any uncollected items or refuse to accept any quantity of items it considers unreasonable or unlawful. Items of larger size will only be accepted upon mutual prior agreement.

3.2 Licensor neither guarantees nor assumes responsibility for any services provided herein. Licensor retains the right to promptly suspend services and/or terminate the agreement if it determines that its facility or address is being employed in connection with potentially fraudulent activity or activities that may breach laws or governmental regulations. Licensor may impose an administrative fee if it deems that there is an excessive volume of mail being received and processed by Licensor’s team.

3.3 Each company can receive mail at the building but is only allowed one company name per agreement. Office Licensee may receive mail for each occupant’s name.

4. Business Hours. The business hours of the Premises shall be from 9am to 5pm (Monday through Friday) excluding certain federal holidays. During such hours, the Licensee agrees to keep their noise level so as not to interfere with or annoy the other licensees in the Building.

5. Accommodation

5.1 Building Access. Office and Co-working licensees have 24/7 access to their Premises. Licensor shall provide use of conference rooms and private offices subject to availability and upon reservation only. Licensor shall also provide business and administrative support services on demand (to the extent available). Use of these services may be subject to additional fees.

5.2 Upon Move-in. Licensee will sign an inventory of all accommodation, furniture, and equipment Licensee is permitted to use, together with a note of its condition, and details of the keys or entry cards issued to Licensee.

5.3 Signage. Licensee shall not put up any signs on the doors of Licensee’s accommodation or anywhere else visible from outside the room(s) Licensee is using without written approval from the Licensor. Licensor reserves the right to charge a fee for any signage and to specify its design to ensure it remains in keeping with the Building’s design.

5.4 Use of the Accommodation. Licensee shall take good care of all parts of the Building, its equipment, fittings, and furnishings Licensee uses, and shall not alter any part of it. An agreement will list the accommodation initially allocated for Licensee’s use. Licensee will have a non-exclusive right to the rooms allocated to Licensee. Where the accommodation is a Coworking desk, this can only be used by one individual. It cannot be shared among multiple individuals. Occasionally to ensure the efficient running of the Centre, Licensor may need to allocate different accommodation to Licensee, but it will be of reasonably equivalent size, and Licensor will notify Licensee with respect to such different accommodation in advance.

5.5 Alterations or Damage. Licensee is liable for any damage caused by Licensee or those in the Building with Licensee’s permission, whether express or implied, including but not limited to all employees, contractors and/or agents.

5.6 Keys and Security. Licensee is not allowed to make any copies of the keys and/or entry cards assigned to Licensee or allow anyone else to use such keys and/or entry cards without Licensor’s consent. Any loss must be reported to Licensor immediately and Licensor must pay a reasonable fee for replacement keys or cards and for changing locks, if required. Access Devices (Keys, Cards, Fobs) to the building, and offices are limited to the number of occupied workstations. Additional devices may be purchased for a one-time activation fee, fee is available upon request. Where applicable, all persons receiving access devices must complete the ID verification process, including two forms of ID, one being a photo ID. This rule improves security levels of the Building. If Licensee is permitted to use the Premises outside normal working hours, it is Licensee’s responsibility to lock the doors to Licensee’s accommodation and to the Building when Licensee leaves. This is to ensure the safety of individuals and property at the Building.

5.7 IT Installations: Licensee shall not install any cabling, IT, or telecom connections without Licensor’s consent, which Licensor may refuse in its absolute discretion. As a condition to Licensor’s consent, Licensee must permit Licensor to oversee any installations (for example, IT or electrical systems) and to verify that such installations do not interfere with the use of the accommodation by other clients or Licensor or any Licensor of the building. Fees for installation and de-installation will be at Licensee’s cost.

5.8 Access to the Accommodation: To maintain a high level of service, Licensor may need to enter Licensee’s accommodation and may do so at any time, including and without limitation, in an emergency, for cleaning and inspection or in order to resell the space if Licensee has e given notice to terminate. Licensor will always endeavor to respect any of Licensee’s reasonable security procedures to protect the confidentiality of Licensee’s business.

5.9 Hybrid Working: Licensee may use Licensee’s designated office for hybrid working {excluding Coworking desks). Hybrid working is defined as having more individuals registered with access to Licensee’s office than the specified maximum allowable occupants for that office at any one time. The management of individuals accessing Licensee’s office is Licensee’s responsibility and should be managed through Licensee’s online account. At no time may the number of individuals working in Licensee’s accommodation exceed the maximum number of occupants allowed. A hybrid supplemental monthly fee will be payable by Licensee for each individual registered above the maximum occupants allowed.

6. Operating Standards. In accordance with this Agreement, and all other co-working space agreements on the Premises, the Licensee and the licensees of the Premises agree to the following:

6.1 No individual or business may conduct any activity within the Premises that, in the sole judgment of the Licensor, create excessive traffic or be inappropriate to the other licensees’ co-working experience.

6.2 No individual or business may advertise or have identifying signs or notices that are inscribed, painted, or affixed on any part of the Premises without the express written consent of the Licensor.

6.3 All licensees of the Premises shall keep clean any common areas after use. This includes, but is not limited to, conference rooms, call areas, coffee and snack areas, visual equipment, and any other space that may be used by another licensee; Licensee may not conduct business in the hallways, reception area, or any other area except in Licensee’s designated office without Licensor’s prior written consent.

6.4 Weapons. No weapons concealed or otherwise, shall be permitted. No article deemed hazardous on account of fire, or any explosives, including ammunition of any kind, shall be brought into the Building. No member of the community or sales team has the ability to waive this provision, or to authorize you to have weapons on these premises. If Licensee is found to be in violation of this rule, Licensee’s agreement will be immediately terminated, with zero tolerance. 6.5 All licensees are prohibited from smoking in any area of the Building.

6.5 All licensees are to operate in a way that is courteous with all other individuals.

6.6 Pets. The Building has the following pet-policy: Pets are not allowed on the Building at any time during the term of this Agreement except for those legally allowed under State law for individuals with disabilities.

6.7 Entrances and Exits. Licensee shall not leave open any corridor doors, exit doors or door connecting corridors during or after business hours for security purposes; and if Licensee does so, it will be at Licensee’s own risk. All corridors, halls, elevators, and stairways shall not be obstructed by Licensee or used for any purpose other than entering and exiting. Licensee can only use public areas with Licensor’s consent and those areas must always be kept neat and attractive.

7. Cameras. In selected centers Licensor use camera recording for security purposes, whereby signage will be clearly posted.

8. Employees and Guests. Licensee and its guests shall conduct themselves in a business-like manner both inside its office(s) accommodation and throughout the property; proper business attire shall be worn at all times; the noise level will be kept to a level so as not to interfere with or annoy other licensees; and you will abide by our directives regarding security, keys, parking, and other such matters common to all occupants. Licensee agrees to maintain its accommodation in good condition throughout the duration of the agreement, specifically, its accommodation will be kept clean (e.g., free of rubbish and any food storage) so as not to draw or attract pests/vermin. Licensee confirms its office(s) is free of items not related to general office use, including without limitation medical waste, needles, bodily fluids and the like. No part of the office or Building may be used for overnight accommodation.

9. Equipment. Licensee shall not, without Licensor’s prior written consent, store or operate in its office(s) or the Building, any computer (excepting a personal computer) or any other large business machine, reproduction equipment, heating equipment, stove, radio, stereo equipment, or other mechanical amplification equipment, vending or coin operated machine, refrigerator, boiler, or coffee equipment. Additionally, Licensee must not conduct a mechanical business therein, do any cooking therein, or use or allow to be used in the building where the Building is located, oil burning fluids, gasoline, kerosene for heating, warming, or lighting. No offensive gases, odors or liquids shall be permitted. The Building is intended to be used solely for office use.

10. Electrical. The electrical current shall be used for ordinary lighting, powering personal computers and small appliances only unless written permission to do otherwise was first obtained from Us at an agreed cost to Licensee. If Licensee requires any special installation or wiring for electrical use, telephone equipment or otherwise, such wiring shall be done at its expense by the personnel designated by Licensor.

11. Shared Space. You shall not use the co-working shared space for meetings or free guests. Day offices or meeting rooms should be used to accommodate these needs, charged at the standard rates. You will not use or occupy more space than what is included in Licensee’s agreement. A single co-working agreement includes space for one desk, one chair, and one pedestal; no additional furniture or other items can be brought into the Building.

12. Guest Policy. When booking a day office, Licensee must select the correct number of people to attend. This will ensure the correct size room is available and pricing can be correctly quoted for Licensee. All day office occupants included in the booking may access and use internet services free of charge. The day office Licensee must provide their guest(s) with the booking reference so they can access the internet.

13. Manufacturing and Storage. You shall not use the Building for manufacturing or storage of merchandise except as such storage may be incidental to general office purposes. You shall not occupy or permit any portion of the Building to be occupied or used for the manufacture, sale, gift or use of liquor, narcotics, or tobacco in any form.

14. Locks. No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Building by Licensee nor shall any changes be made to existing locks or the mechanisms thereof.

15. Soliciting. Licensee may only solicit other licensees for business or any other purpose through center approved channels (e.g., through noticeboards and networking events held at the center).

16. Licensee’s Property. All property belonging to Licensee or any of Licensee’s employees, agents, or invitees, shall be at the risk of such person only and Licensor shall not be liable for damages thereto or for theft or misappropriation thereof.

17. Harassment. Licensee and its officers, directors, employees, shareholders, partners, agents, representatives, contractors, licensees, or invitees shall be prohibited from participating in any type of harassing, discriminatory or abusive behavior to Licensor’s team members, other licensees or invitees, verbal or physical in the Building for any reason. Licensor has a zero tolerance policy towards any workplace harassment and violence. Any breach of this rule is a material breach of Licensee’s agreement (not capable of remedy), and Licensee’s agreement may be terminated immediately, and services will be suspended without further notice.

18. Health and Safety. In order to ensure all Building users have a safe and secure working environment, Licensee, its employees and visitors must comply with all health and safety requirements set out by Licensor, by law and as are otherwise applicable to the Building. Therefore, in the event Licensee expects to have multiple/numerous visitors, depending on the specific circumstances, Licensor may require Licensee to take an additional office or meeting room space at current rates to accommodate those visitors or those visitors may be refused access to the center. Please discuss any high-volume visitor requirements Licensee may have with its team in advance.

19. Company Name Change: If there is a need to change the name of Licensee’s company, requests must be made through Licensee’s online account. Please note Licensee can request to receive up to three invoices regenerated with Licensee’s new company name. These invoices can only be generated for the last three invoice periods before the date the change was made.

20. Company and Contact Information. It is Licensee’s responsibility to keep the information and key contact details Licensor use to communicate with you up to date through the app or online account. This includes but is not limited to email addresses, phone numbers, and company address.

II. Services and Fees Guide

1. Services.

The Licensee shall be provided with the following as part of this Agreement:

1.1. Conference Room(s). The Licensee shall be given access to any Conference Room(s):

-	At $79.00 hourly rate for the second floor conference room;

-	At $99.00 hourly rate for the third floor conference room;

1.2. Coffee, Refreshments and Kitchen Amenity Service. The Licensee shall have access and be able to consume self-service coffee, other refreshments and kitchen amenity service as designated by the Licensor. Coffee and Refreshments availability may change from time to time

1.3. Directory. The Licensor shall allow the Licensee to display their personal and/or business name on any available online or other published material describing the Premises.

1.4. Internet Access. The Licensor shall provide internet access to the Licensee by supplying a Wi-Fi Username and Password following the execution of this Agreement at a rate of $ 0.00 /month.

1.5. Mailboxes. Virtual Office Licensee shall pay $25.00 for mail forwarding services. The Licensee other than virtual office Licensee shall have access to mailbox and receive mail during the term of this Agreement.

1.6. Printing & Copying. If the Licensee should request to have any documents printed or copied it shall be at a rate of $     /black & white and $    /color.

1.7. Workstations. Use of any of the workstations, meeting areas, or call areas located within the Premises on a first come, first serve basis during regular business hours.

1.8. Key Fob. The Licensee shall pay $100.00 one time set up fee for each Key Fob access.

This Agreement grants Licensee the privilege and use in common with other Licensees on the Premises. The Licensee understands the use of the Premises is determined by each licensee’s agreement with the Licensor. In no way does the term “co-working” or any other term in this Agreement suggest that the rights of any licensee is equal to another.

2. Fees Guide.

2.1 Rate. The Licensor agrees to allow the Licensee to occupy the Premises in exchange for a monthly office fee outlined in the front page for the use of the Premises. All recurring payments will be made on the 1st of the month.

2.2 Refundable Service Retainer. The Licensee will be required to pay Service Retainer equivalent to the amount stated in the front page upon entering into this agreement. This will be held by the Licensor without generating interest as security for performance of all the Licensee’s obligations under this agreement. The Service Retainer or any balance will be returned to the Licensee within thirty (30) days after the Licensee has settled its account which includes deducting outstanding fees and other fees due to the Licensor.

2.3 Pay-as-you-use Fees. The Licensee shall be responsible for pay-as-you-use, plus applicable taxes, in accordance with the Section II. These fees shall be paid to Licensor within thirty (30) days after demand therefor.

2.4 Additional Fees. Additional Fees shall mean all fees excluding Rate and Pay-as-you-use Fees. If Licensee’s use of the accommodation or treatment of the accommodation requires Licensor to incur additional costs for the provision of nonstandard service(s), including but not limited to deep cleaning, unusual trash removal, pest remediation, or additional security, Licensor reserves the right to charge Licensee for the cost of these services plus on additional 20% administration fee.

2.5 Late Payment Fee. Licensor incurs extra costs if you pay late. Licensor will, therefore, charge Licensee an administration fee of $25 plus 5% of the overdue balance on all overdue balances under $1,000 if the payment is late. For balances equal to or greater than $1,000 Licensor charges you an administration fee of $50 plus 5% of the overdue balance. If Licensee’s account becomes grossly overdue, Licensee may be charged further collection fees Licensor incur in administering your account. Licensor reserves the right to withhold services (including for denying Licensee’s access to the Premises) while there are any outstanding fees and/or interest.

2.6 Payment. Licensee shall either (i) set up online payment portal and make payments via automated method such as ACH or Credit Card or (ii) delivery checks to the Licensor’s address set forth in front page.

2.7 Disputes. If Licensee disputes any amount in an invoice, Licensee must give us prompt written notice of the disputed amount. Licensee has the duty to prove the disputed amount was billed in error and, if there is an actual billing error, Licensor shall correct it with a credit note, and the outstanding invoice will be immediately payable. If Licensee fails to prove an error in the billing, the disputed amount shall be undisputed, due immediately and subject to applicable late fees.

2.8 NSF. If any payment is returned for any reason, the Licensee shall be charged the amount of $50 for every instance this should occur.

2.9 Discounts. Any special discounts and promotions offered to the Licensee will be discontinued without notice if Licensee materially breaches this Agreement.

III. IT and Technology Policy

1. Introduction. This Policy applies where Licensee wishes to use Internet connectivity services and equipment provided by Licensor. Internet service provides Licensee with an Internet connection supporting regular business activity such as web browsing, the ability to send and receive electronic communications, access to business applications and the like.

2. Content. Licensee acknowledges Licensor does not monitor the content of information transmitted through Licensor’s Internet access. Licensee further acknowledges Licensor is merely providing a conduit for Licensee’s Internet transmissions and accepts no liability for the content of transmissions by Licensee.

3. Restriction. Licensor’s Internet service may be used only for lawful purposes and shall not be used in connection with any criminal or civil violations of state, federal, or international laws, regulations, or other government requirements. Such violations include without limitation theft or infringement of copyrights, trademarks, trade secrets, or other types of intellectual property; fraud; forgery; theft or misappropriation of funds, credit cards, or personal information; violation of export control laws or regulations; libel or defamation; threats of physical harm or harassment; or any conduct constituting a criminal offence or gives rise to civil liability. Licensor is responsible for maintaining the basic security and virus protection of Licensee’s systems to prevent Licensee’s use by others in a manner which violates the Service Agreement. Licensee is responsible for taking corrective actions on vulnerable or exploited systems to prevent continued abuse.

4. Interference. Licensee cannot interfere with or install equipment that interferes with or disrupts the functioning of Licensor’s own equipment or the equipment of Licensor’s other licensees.. This will be considered as a breach of these house rules.

5. Security Violations. Licensee is prohibited from engaging in any violations of system or network security. Licensor’s internet service may not be used in connection with attempts - whether or not successful- to violate the security of a network, service, or other system. Examples of prohibited activities include, without limitation, hacking, cracking into, monitoring, or using systems without authorization; scanning ports; conducting denial of service attacks; and distributing viruses or other harmful software. Licensor reserves the right to suspend Internet access upon notification from a recognized Internet authority or ISP regarding such abuse. Licensor may disconnect Licensee’s equipment and withhold services if Licensor considers Licensee’s hardware or software to be, or has become, inappropriate for connection to Licensee’s network. Licensee is responsible for Licensee’s own virus or malware protection on Licensee’s systems and hardware.

6. Revisions to this Policy. Licensor reserves the right to modify this Policy at any time, with or without notice.

IV. Liabilities and Insurance Requirements

1. Waiver. The Licensor shall not be liable for any interruption or error in the performance of the services offered under this Agreement. The Licensee waives all liability against the Licensor for any claims arising from such disruption of services, specifically, any mail or packages sent or received on Licensee’s behalf, any telecommunication utilities on the Premises, mechanical breakdown, strike, or other even outside of Licensor’s reasonable control otherwise, unless Licensor has acted deliberately or has been negligent. Furthermore, any loss, damage, expense, or injuries to persons or the Licensee’s property arising out of mistakes, omissions, interruptions, delays, errors, or defects in any transmission occurring in the course of furnishing telecommunications services provided are not caused by the willful acts of the Licensor, as well as any claim for business interruption and for consequential damage.

Both Parties hereby agree to defend, indemnify, and hold harmless from and against any and all claims, damages, injury, loss and expenses to or of any portion or property resulting from the acts or negligence of their agents, employees, invitees, and/or licensees while on the Premises.

2. Indemnification. Licensee agrees to indemnify and save Licensor and “Licensor’s Indemnitees” (as hereinafter defined) harmless of and from all loss, cost, liability, damage and expense including, but not limited to, reasonable fees (counsel, legal, investigative, etc.), penalties and fines, incurred in connection with or arising from (i) any default by Licensee in the observance or performance of any of the terms, covenants or conditions of this Lease on Licensee’s part to be observed or performed, or (ii) the breach or failure of any representation or warranty made by Licensee in this License, or (iii) the direct or indirect use; occupancy; manner of use; occupancy of the Premises by Licensee or any person claiming through or under Licensee, or (iv) any acts, omissions or negligence of Licensee or any such person, or the contractors, agents, servants, employees, visitors or licensees of Licensee or any such person, in or about the Premises or the Building either prior to, during, or after the expiration of, the Term, including, but not limited to, any acts omissions or negligence in the making or performing of any Alterations. Licensee further agrees to indemnify and save harmless Licensor and Licensor’s Indemnitees of and from all loss, cost, liability, damage and expense, including, but not limited to, reasonable fees (counsel, legal, investigative, etc.) and disbursements, incurred in connection with or arising from any claims by any persons by reason of injury to persons or damage to property occasioned by any use, occupancy, act, omission or negligence referred to in the preceding sentence. “Licensor’s Indemnitees” shall mean the Licensor, the shareholders, members, or the partners comprising Licensor and its and their partners, members, shareholders, officers, directors, employees, agents (including without limitation, any leasing and managing agents) and contractors, the lessor under any Superior License and the holder of any Mortgage. If any action or proceeding shall be brought against Licensor or Licensor’s Indemnitees based upon any such claim and if Licensee, upon notice from Licensor, shall cause such action or proceeding to be defended at Licensee’s expense by counsel acting for Licensee’s insurance carriers in connection with such defense or by other counsel reasonably satisfactory to Licensor, without any disclaimer of liability by Licensee or such insurance carriers in connection with such claim, Licensee shall not be required to indemnify Licensor and Licensor’s Indemnitees for counsel, legal, and investigative fees in connection with such action or proceeding

3. Force Majeure. Licensor shall have no liability to Licensee under this agreement if Licensor is prevented from, or delayed in, performing Licensor’s obligations under this agreement or from carrying on Licensee’s business by acts, events, omissions or accidents beyond its reasonable control, including (without limitation) strikes, failure of a utility service or transport network, act of God, war, riot, civil commotion, malicious damage, disease or quarantine restrictions compliance with any law or governmental order, rule, regulation or direction, accident, fire, flood, storm or default of suppliers or subcontractors. Licensor’s obligation to perform Licensor’s obligations shall be suspended during the period required to remove such force majeure event. Licensor shall notify Licensee as soon as reasonably possible of the force majeure event and propose a suitable alternative accommodation (if any) in the same Building.

4. IT Services and Obligations.

4.1 Whilst Licensor has security internet protocols in place and strive to provide seamless internet connectivity, LICENSOR DOES NOT MAKE ANY REPRESENTATION AND CANNOT GUARANTEE ANY MAINTAINED LEVEL OF CONNECTIVITY TO OUR NETWORK OR TO THE INTERNET, NOR THE LEVEL OF SECURITY OF IT INFORMATION AND DATA THAT YOU PLACE ON IT. Licensee should adopt whatever security measures (such as encryption) Licensee believes are appropriate to Licensee’s business. Licensee’s sole and exclusive remedy in relation to issues of reduced connectivity which are within Licensor’s reasonable control shall be for both parties to rectify the issue within a reasonable time following notice from Licensee to Licensor.

4.2 DISCLAIMER OF LIABILITY FOR DATA. Licensor takes no responsibility for personal or other third-party data that belongs to licensees and is left on Licensor’s copiers or visible on the network.

4.3 DISCLAIMER OF LIABILITY FOR THIRD PARTY PRODUCTS. As part of its services to Licensee, Licensor may provide third party Internet access and computer hardware and software (“Third Party Services”). LICENSOR DISCLAIM ANY AND ALL LIABILITY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES, WHETHER ORAL OR WRITTEN, FOR SUCH THIRD-PARTY SERVICES. LICENSEE ACKNOWLEDGES THAT NO REPRESENTATION HAS BEEN MADE BY US AS TO THE FITNESS OF THE THIRD-PARTY SERVICES FOR YOUR INTENDED PURPOSE.

4.4 DISCLAIMER OF LIABILITY FOR LICENSEE’S EQUIPMENT. ALL LICENSEE’S EQUIPMENT STORED IN LICENSOR’S TELECOMMUNICATIONS ROOM IS STORED AT LICENSEE’S OWN RISK. LICENSOR DISCLAIM ANY AND ALL LIABILITY FOR SUCH EQUIPMENT AND SHALL NOT BE LIABLE FOR ANY LOSSES OR DAMAGE TO SUCH EQUIPMENT.

4.5 DISCLAIMER OF INDIRECT DAMAGES FROM LOSS OF SERVICE. Licensor does not provide any service level agreement to Licensee regarding provision or loss of service for Licensee’s Internet services. Licensor shall not be liable for any indirect damages, including lost profits, arising out, or resulting from any loss of service or degradation of connectivity/access to the Internet with the Service Agreement, even if the other party has been advised of the possibility of such damages. The foregoing shall apply, to the fullest extent permitted by law, regardless of the negligence or other fault of either party.4. Licensee’s Insurance Requirements. Licensee shall arrange insurance for property they bring into the Premises, for any mail Licensee sends or receives and for Licensee’s own liability to their employees and to third parties.

5. Financial limits to Licensor’s liability. In all cases, Licensor’s liability to Licensee is subject to the following limits:

5.1 without limit for personal injury or death;

5.2 up to a maximum of USD one (1) million for any one event or series of connected events for damage to Licensee’s personal property; and

5.3 in respect of any other loss or damage, up to a maximum equal to 125% of the total fees paid between the date services under the Agreement commenced and the date on which the claim in question arises; or if higher, for this License Agreement only, USD 50,000.

The Licensor reserves the right to make other reasonable rules and regulations and will provide prompt written notice from time to time in order to promote a good co-working environment amongst the licensees.